Alpha Natural Resources, Inc.

FOR IMMEDIATE RELEASE

Alpha Natural Resources Sets Date for Stockholder Vote
On Proposed Merger with Cliffs Natural Resources

ABINGDON, Va., October 23, 2008—Alpha Natural Resources, Inc. (NYSE: ANR) today announced that a special committee of its board of directors has set Friday, November 21, 2008, as the meeting date for Alpha stockholders to vote on the company’s proposed merger with Cliffs Natural Resources Inc. (formerly Cleveland-Cliffs Inc) (NYSE: CLF). This special meeting of Alpha stockholders is scheduled to start at 11:00 a.m. EST and will take place at Alpha headquarters, One Alpha Place, Abingdon, Va.

Alpha previously set the close of business on October 10, 2008, as the record date for determining stockholders entitled to vote on the proposed merger.

The joint proxy statement/prospectus contained in the Registration Statement on Form S-4 filed by Cliffs with the SEC for the proposed merger has been mailed to all eligible Alpha stockholders. The Registration Statement has been declared effective, as of today, by the SEC.

The proposed merger requires approvals of both the Alpha stockholders and the Cliffs shareholders, whose special meeting is also scheduled to take place on November 21, 2008.

The Alpha board of directors recommends that stockholders vote in favor of the proposed merger.

Under the merger agreement, if Alpha stockholders approve the proposed merger but Cliffs shareholders fail to do so, Alpha will be entitled to receive from Cliffs a $100 million termination fee. Conversely, Cliffs will be entitled to receive from Alpha a termination fee of $100 million if Alpha stockholders fail to approve the proposed merger but Cliffs shareholders approve it. However, neither party will be entitled to the $100 million termination fee if both Alpha stockholders and Cliffs shareholders fail to approve the proposed merger.

If approved by Alpha stockholders and Cliffs shareholders, the proposed merger is expected to close as soon as practical after the companies’ special meetings, provided all other conditions of the proposed merger have been satisfied and/or waived by then.

About Alpha Natural Resources

Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel producers and heavy industry. Approximately 89 percent of the company’s reserve base is high Btu coal and 82 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also the nation’s largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 57 mines supplying 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,800 people.

ANRG

Investor/Media Contact: Ted Pile (276) 623-2920

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
A number of the matters discussed in this document are not historical or current facts and deal with potential future circumstances and developments, in particular, information regarding the merger of Cliffs Natural Resources Inc. (“Cliffs”) and Alpha Natural Resources, Inc. (“Alpha”), including expected synergies resulting from the merger, combined operating and financial data of Cliffs and Alpha, and whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the failure to obtain governmental approvals of the transaction on the proposed terms and schedule, and any conditions imposed on the new company in connection with consummation of the merger; the failure to obtain approval of the merger by the shareholders of Cliffs and stockholders of Alpha and the failure to satisfy various other conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in Cliffs’ and Alpha’s respective reports filed with the Securities and Exchange Commission (the “SEC”), including each company’s annual report on Form 10-K for the year ended December 31, 2007. This document speaks only as of its date, and Cliffs and Alpha each disclaim any duty to update the information herein.

Additional Information and Where to Find It
In connection with the proposed merger, Cliffs has filed with the SEC a Registration Statement on Form S-4 (File No. 333-152974), as amended, that includes a definitive joint proxy statement of Alpha and Cliffs that also constitutes a final prospectus of Cliffs. Alpha has mailed the joint proxy statement/prospectus to its stockholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED BY ALPHA AND CLIFFS WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. You may obtain a free copy of the joint proxy statement/prospectus and other related documents filed by Alpha and Cliffs with the SEC at the SEC’s website at www.sec.gov. The joint proxy statement/prospectus and the other related documents filed by Cliffs may also be obtained for free by accessing Cliffs’ website at www.cliffsnaturalresources.com and clicking on the “For Investors” link and then clicking on the link for “SEC Filings”. The documents relating to the proposed merger filed by Alpha may also be obtained for free by accessing Alpha’s website at www.alphanr.com by clicking on the link for “Investor Relations” and then clicking on the link for “SEC Filings”.

Participants in Solicitation
Alpha, Cliffs and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Cliffs shareholders or Alpha stockholders, as applicable, in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Cliffs shareholders or Alpha stockholders, as applicable, in connection with the proposed merger are set forth in the joint proxy statement/prospectus contained in the Registration Statement on Form S-4 (File No. 333-152974), as amended, filed by Cliffs with the SEC relating to the proposed merger. You can find information about Cliffs’ executive officers and directors in this joint proxy statement/prospectus contained in the Registration Statement on Form S-4 relating to the merger filed by Cliffs with the SEC and in Cliffs’ definitive proxy statement filed with the SEC on March 26, 2008. You can find information about Alpha’s executive officers and directors in Alpha’s definitive proxy statement filed with the SEC on March 27, 2008. You can obtain free copies of these documents from Alpha or Cliffs by accessing each company’s website as indicated above.